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Exhibit 23.4

Independent Accountants' Consent

Trustee
Eola Property Trust:

        We consent to the use of our report dated December 29, 2010, with respect to the combined statements of revenue and certain expenses of Eola Portfolio for the years ended December 31, 2009, 2008 and 2007, included herein and our reports dated September 30, 2010, with respect to the combined statements of revenue and certain expenses of ACP Southeast Portfolio and ACP Mid-Atlantic Portfolio for the years ended December 31, 2009, 2008, and 2007, included herein; and to the reference to our firm under the heading "Experts" in the prospectus.

        Our reports on the combined statements of revenue and certain expenses of Eola Portfolio, ACP Southeast Portfolio and ACP Mid-Atlantic Portfolio contain a paragraph that states that the combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the combined statements of revenue and certain expenses, and they are not intended to be a complete presentation of Eola Portfolio's, ACP Southeast Portfolio's and ACP Mid-Atlantic Portfolio's revenue and expenses.

        Also, our report on the combined statements of revenue and certain expenses of Eola Portfolio contains a paragraph stating that the combined statements of revenue and certain expenses of Eola Portfolio have been revised to reflect updated assumptions about the individual properties to be acquired and, therefore, included in the combined statements of revenue and certain expenses.

/s/ KPMG LLP

January 4, 2011
Jacksonville, Florida
Certified Public Accountants

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  Exhibit 23.4
Independent Accountants' Consent